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                                                                   EXHIBIT 10.13

                       SECOND AMENDMENT TO LEASE AGREEMENT


         THIS AGREEMENT made this 12th day of June, 2002 between UNITED PROPERTIES INVESTMENT LLC, a Minnesota limited liability company ("Landlord") and HEALTH FITNESS CORPORATION, a Minnesota corporation, f/k/a "Health Fitness Physical Therapy" ("Tenant").

         WHEREAS, Landlord's predecessor in interest and Tenant did enter into a certain lease agreement dated June 13, 1996, which lease agreement was amended on March 1, 2001 (as so amended, the "Lease Agreement") under the terms of which Tenant is leasing from Landlord Suite 110 containing approximately 6,826 rentable square feet ("Suite 110") of the building at 3500 West 80th Street, Bloomington, MN (the "3500 Building"). The terms defined in the Lease Agreement shall have the same meanings when used herein; and

         WHEREAS, the parties hereto desire to relocate Tenant to space on the fifth (5th) floor of the adjoining building at 3600 West 80th Street, Bloomington, MN (the "3600 Building") on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, it is hereby agreed that the Lease Agreement be, and it hereby is further amended as follows:

         1. Effective on that date (the "Effective Date") when Landlord has delivered possession of Suite 560 (as defined below) to Tenant in the condition required by paragraph 4 below, which date is estimated to be November 1, 2002,
(i) Tenant shall vacate Suite 110, and surrender possession of same to Landlord, leaving Suite 110 in the condition required by the Lease Agreement and (ii) take possession of Suite 560 containing approximately 8,159 rentable square feet ("Suite 560") of the 3600 Building and graphically depicted on Exhibit A attached hereto. Thereafter, Suite 560 shall be substituted for Suite 110 as the Premises under the Lease Agreement and Tenant shall pay Additional Rental under
Article 6 of the Lease Agreement based upon the rentable square footage of Suite 560.

         2. The Term of the Lease Agreement shall be, and it hereby is extended so as to now expire on October 31, 2007, unless sooner terminated in accordance with the provisions of the Lease Agreement.

         3. Until the Effective Date Tenant shall continue to pay Landlord monthly Minimum Rental of $7,964.00 for the Premises under the Lease Agreement (i.e., Suite 110). Commencing on the Effective Date ("ED") and on the first
(1st) day of each and every month thereafter for the remainder of the Term of the Lease Agreement, as hereby extended, to and including October 1, 2007, Tenant shall pay Landlord monthly Minimum Rental for the Premises under the Lease Agreement (i.e., Suite 560) as follows:


         Period of Term             Annual Rate Per RSF         Monthly Minimum Rental
         --------------             -------------------         ----------------------
         ED-10/31/03                  $12.50                       $8,498.96
         11/1/03-10/31/04             $12.75                       $8,668.99
         11/1/04-10/31/05             $13.00                       $8,838.92
         11/1/05-10/31/06             $13.25                       $9,008.90
         11/1/06-10/31/07             $13.50                       $9,178.88


In the event the Effective Date occurs on other than the first (1st) day of the calendar month, the monthly Minimum Rental and monthly Additional Rental under
Article 6 of the Lease Agreement for the calendar month in which the Effective Date occurs shall be prorated between Suite 110 and Suite 560.


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         4. Plans for permanent improvements to Suite 560 are attached hereto as
Exhibit B (the "Plans"). The Plans have been approved by each of Landlord and Tenant. The parties acknowledge that the Plans are to modify Suite 560 to accommodate Tenant's intended use. Landlord shall be responsible for constructing the improvements as shown on the Plans (the "Tenant Improvements") for and on behalf of Tenant. Landlord and Tenant have agreed that the costs of such Tenant Improvements shall be paid by Tenant, although initially advanced by Landlord and repaid to Landlord as part of Tenant's payments of monthly Minimum Rental for Suite 560 as provided above. No changes shall be made to the Plans or the Tenant Improvements without the prior written approval of both Landlord and Tenant, it being acknowledged and agreed by Tenant that Landlord may absolutely withhold its approval to any change in the Plans or the Tenant Improvements that would increase the cost of the Tenant Improvements unless arrangements satisfactory to Landlord have been made for Tenant to pay such increase in the costs. Any improvements to Suite 560, other than as shown on the Plans, and the furnishing of Suite 560 shall be made by Tenant at its sole cost and expense, subject to all other provisions of the Lease Agreement.

         5. Landlord agrees to pay any brokerage or leasing commission ("Leasing Commission") payable to Landlord's broker, United Properties Brokerage LLC on account of this Agreement. Landlord further agrees to pay a Leasing Commission to Tenant's broker, O-Neill-Ballard, Inc. in the total amount of $24,477.00 ($3.00 per rentable square foot of Suite 560), payable one half (1/2) upon full execution of this Agreement and one half (1/2) upon the occurrence of the Effective Date.

         6. Except as hereinabove amended, all of the terms, covenants and conditions of the Lease Agreement shall remain in full force and effect, are hereby ratified and confirmed and shall apply to Suite 560.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    UNITED PROPERTIES INVESTMENT LLC

                                    By: /s/ Eva Steven
                                    Its: Vice-President


                                    HEALTH FITNESS CORPORATION

                                    By: /s/Jerry Noyce
                                    Its: Chief Executive Officer



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